Exhibit 99.1

WeWork Announces New SoftBank Appointment to Its Board of Directors

NEW YORK, NY – August 11, 2022 – WeWork Inc. (NYSE: WE), the leading global flexible space provider, today announced that Alex Clavel, Chief Executive Officer of SoftBank Group International (“SBGI”), has joined WeWork’s Board of Directors, effective August 9, 2022. Mr. Clavel succeeds Michel Combes, the former Chief Executive Officer of SBGI, who had served on WeWork’s Board since October 2020.

Mr. Clavel has extensive experience with both private and public companies, having been responsible for managing SoftBank’s international platform of investments, including WeWork, T-Mobile, Deutsche Telekom and OneWeb. He currently serves as a director on numerous internal SoftBank and external portfolio company boards, including Arm China, Boston Dynamics, InMobi, SB Energy, Goggo and Levere Holdings Corp. Before joining SoftBank in Tokyo in 2015, Mr. Clavel spent 19 years at Morgan Stanley in investment banking, where he focused on technology, media and telecom M&A and spent time in New York, Hong Kong, Shanghai and Tokyo. He earned a bachelor’s degree from Princeton University and speaks French, Mandarin Chinese and Japanese. He serves as a director of Prep for Prep and is a member of Princeton’s National Annual Giving Committee.

“Alex brings a firm understanding of WeWork’s core business, and how our diversified suite of products - from All Access to WeWork Workplace - strengthen our long-term value proposition as the partner of choice. With deep knowledge and expertise from working with numerous companies at different stages of growth, I know Alex will bring a valuable perspective as we continue to execute on our goals and meet demand for greater flexibility,” said Sandeep Mathrani, WeWork’s CEO and Chairman. “I also want to thank Michel Combes for his leadership and friendship over the past few years, and wish him the best going forward.”

Mr. Clavel said, “WeWork is an extraordinary company that has undergone an incredible transformation with Sandeep at the helm. I am excited to join its Board at this important juncture as the company executes against its goals of growing revenue and continuing the march towards profitability.”

About WeWork

WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become the leading global flexible space provider committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Contacts:

Media for WeWork

Nicole Sizemore

press@wework.com

Media for SoftBank

Benjamin Spicehandler / Hannah Dunning

FGS Global

SoftBank-SVC@sardverb.com

Investor Relations

Kevin Berry

investor@wework.com